EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-487-6555

FOR IMMEDIATE DISTRIBUTION

Capitol Bancorp Limited Announces the Sale of Four Michigan Affiliate Banks

LANSING, Mich., and PHOENIX, Ariz.: March 31, 2008: Capitol Bancorp Limited (NYSE: CBC), a $4.9 billion national community bank development company, announced today that it has entered into a definitive agreement to sell four affiliate banks, Grand Haven Bank, Kent Commerce Bank, Muskegon Commerce Bank and Paragon Bank & Trust, with combined assets of $420 million as of December 31, 2007, to Northstar Financial Group Inc., a Michigan-based, privately-held financial holding company.

Capitol Bancorp will receive total cash consideration approximating $52 million for the banks.  Capitol Bancorp’s Chairman and CEO Joseph D. Reid said, “Capitol Bancorp adopted a strategic plan ten years ago to geographically diversify our Corporation.  This transaction will enable Capitol Bancorp to continue its national expansion by redeploying capital into new markets to further support its foundation.”

Michigan represents the largest concentration of assets within the Capitol Bancorp network with 13 affiliate banks and assets totaling $1.7 billion as of December 31, 2007.  Capitol Bancorp currently has 62 individually chartered community banks, with consolidated assets of $4.9 billion, operating in 17 states across the country.  “This transaction will serve to help balance our level of banking assets in the state, placing Michigan on par with Capitol Bancorp’s presence in the states of Arizona and California,” added Reid.

Following a record year of bank development in 2007, where Capitol Bancorp opened 11 de novo community banks, including expansion into the states of Nebraska, New York, Oregon and Texas, the Corporation continues its current plans to further diversify its network of community banks.  Capitol Bancorp has applications pending for six de novo banks in four states: Arizona, North Carolina, Ohio and Oklahoma.  Two affiliate banks have been opened thus far during 2008 in Colorado and Missouri.  In addition, pending regulatory approval, the Corporation will acquire a majority interest in Forethought Federal Savings Bank, a trust company headquartered in Batesville, Indiana with $300 million of assets under management.

Attached is a “Summary Selected Financial Data” relating to the transaction, which is subject to regulatory approval and estimated to be completed in the second quarter of 2008.  The transaction will involve an approximate $52 million cash payment from Northstar Financial Group to Capitol Bancorp.  In addition, Capitol Bancorp will continue to provide certain operational services for the four banks to facilitate a smooth and successful transition.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.9 billion national community bank development company, with a network of 62 separately chartered banks in 17 states.  It is the holder of the most individual bank charters in the country.  Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

About Northstar Financial Group Inc.
Northstar Financial Group Inc. currently has a family of three community banks located in Bad Axe and St. Clair, Michigan and DeLand, Florida with combined assets exceeding $500 million.  John R. Booms, President of Northstar Financial Group, stated that he is pleased to add four strong community banks with combined assets exceeding $400 million to the family.  John R. Pattison, a long-time banking professional, will be the coordinator of the banking activities of the four banks.  Northstar Financial Group has a strong system of supporting community banks in the areas of backroom operations and is in a position to work with the new banks in a highly successful and efficient manner.

Forward Looking Statement
Certain statements in this announcement contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, cash flows, contract awards, aircraft production, deliveries and backlog stability. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the company’s behalf are qualified by the cautionary statements in this press release. The company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.
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Summary of Selected Financial Data
(in thousands, except per share data)

			Pro Forma
			Capitol
Data as of December 31, 2007		Four	Bancorp Ltd.
		Western	After Sale of
	Capitol	Michigan	Western Michigan
	Bancorp Ltd.	Banks --A	Banks
	(Historical)

Balance Sheet Data:

Total assets	$4,901,763	$420,238	$4,481,525
Portfolio loans	4,314,701	387,077	3,927,624
Allowance for loan losses	(58,124)	(7,364)	(50,760)
Nonperforming loans	72,630	14,008	58,622
Nonperforming assets	89,310	18,858	70,452
Deposits	3,844,745	345,491	3,499,254
Stockholders' equity	$389,145	$37,957	$389,145	--B

Asset quality ratios:

Allowance for loan losses / portfolio loans	1.35%	1.90%	1.29%
Total nonperforming loans / portfolio loans	1.68%	3.62%	1.49%
Total nonperforming assets / total assets	1.82%	4.49%	1.57%
Allowance for loan losses / nonperforming loans	80.03%	52.57%	86.59%
Allowance for loan losses / nonperforming assets	65.08%	39.05%	72.05%

Capital ratios:

Stockholders' equity / total assets	7.94%	9.03%	8.68%
Tangible equity / tangible assets	6.55%	8.34%	7.24%

Per share data:

Shares outstanding	17,317,000	n/a	17,317,000
Book value per share	$22.47	n/a	$22.47
Tangible book value per share	$18.27	n/a	$18.46

n/a = not applicable

(A) Grand Haven Bank, Kent Commerce Bank, Muskegon Commerce Bank and Paragon Bank & Trust.

(B) Excludes pro forma gain on sale of banks referred to in Note A above.